                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                              SONIC FOUNDRY, INC.

                                NEW SONIC, INC.

                                      and

                           STV COMMUNICATIONS, INC.

                          Dated as of March 15, 2000

                                   EXHIBITS

Exhibit A         Stock Restriction and Registration Agreement

Exhibit B         Voting and Option Agreement

Exhibit C         Matters covered by legal opinion of Morrison & Foerster LLP

Exhibit D         Matters covered by legal opinion of McBreen & Kopko

                                TABLE OF CONTENTS

Article I The Merger...........................................................   7

   1.1  Effective Time of the Merger...........................................   7
   1.2  Closing................................................................   7
   1.3  Effects of the Merger..................................................   7
   1.4  Directors and Officers.................................................   7

Article II Conversion of Securities............................................   7

   2.1  Conversion of Capital Stock............................................   7
   2.2  Exchange of Certificates...............................................   9
   2.3  Dissenters' Rights.....................................................  11

Article III Representations and Warranties of The Company......................  12

   3.1  Organization, Standing and Power.......................................  12
   3.2  Capitalization.........................................................  13
   3.3  Authority; No Conflict; Required Filings and Consents..................  14
   3.4  Financial Statements...................................................  15
   3.5  No Undisclosed Liabilities.............................................  15
   3.6  Conduct of the Business................................................  16
   3.7  Taxes..................................................................  16
   3.8  Owned and Leased Real Properties.......................................  17
   3.9  Intellectual Property..................................................  17
   3.10 Agreements, Contracts and Commitments..................................  18
   3.11 Litigation.............................................................  18
   3.12 Environmental Matters..................................................  19
   3.13 Employee Benefit Plans.................................................  20
   3.14 Compliance With Laws...................................................  22
   3.15 Permits................................................................  22
   3.16 Labor Matters..........................................................  22
   3.17 Insurance..............................................................  22
   3.18 Business Activity Restrictions.........................................  22
   3.19 Year 2000 Compliance...................................................  23
   3.20 Assets.................................................................  24
   3.21 Customers..............................................................  24
   3.22 Accounts Receivable....................................................  24
   3.23 No Existing Discussions................................................  24
   3.24 The Board of Directors.................................................  24
   3.25 Brokers; Schedule of Fees..............................................  24
   3.26 Takeover Statutes......................................................  24
   3.27 Non-Recourse Debt and Obligations......................................  25

Article IV Representations And Warranties Of The Buyer And New Sonic...........  25

   4.1  Organization, Standing and Power.......................................  25
   4.2  Capitalization.........................................................  25
   4.3  Authority; No Conflict; Required Filings and Consents..................  26
   4.4  SEC Filings; Financial Statements......................................  27
   4.5  Absence of Certain Changes or Event....................................  27
   4.6  Litigation.............................................................  27
   4.7  No agent, broker.......................................................  27

Article V Conduct Of Business..................................................  28

   5.1  Covenants of the Company...............................................  28
   5.2  Cooperation............................................................  30
   5.3  Confidentiality........................................................  31

Article VI Additional Agreements...............................................  31

   6.1  No Solicitation........................................................  31
   6.2  Access to Information..................................................  32
   6.3  Stockholders Meeting...................................................  32
   6.4  Stockholder and Employee Agreements....................................  32
   6.5  Legal Conditions to the Merger.........................................  32
   6.6  Public Disclosure......................................................  34
   6.7  Taxes..................................................................  34
   6.8  American Stock Exchange Listing........................................  34
   6.9  Company Stock Plans and the Company Warrants...........................  34
   Stockholder Litigation......................................................  35
   6.10 Stockholder Litigation.................................................  35
   6.11 Indemnification........................................................  35
   6.12 Notification of Certain Matters........................................  36
   6.13 Employment Agreements; Employees.......................................  36
   6.14 Sale or Transfer of Buyer Stock........................................  37
   6.15 Takeover Statutes......................................................  37

Article VII Conditions to Merger...............................................  37

   7.1  Conditions to Each Party's Obligation To Effect the Merger.............  37
   7.2  Additional Conditions to Obligations of the Buyer and the New Sonic....  38
   7.3  Additional Conditions to Obligations of the Company....................  39

Article VIII Termination and Amendment.........................................  39

   8.1  Termination............................................................  39
   8.2  Effect of Termination..................................................  40
   8.3  Fees and Expenses......................................................  40
   8.4  Amendment..............................................................  42
   8.5  Extension; Waiver......................................................  42

Article IX Miscellaneous.......................................................  42

   9.1  Nonsurvival of Representations and Warranties..........................  42

   9.2  Notices................................................................   42
   9.3  Entire Agreement.......................................................   43
   9.4  No Third Party Beneficiaries...........................................   43
   9.5  Assignment.............................................................   43
   9.6  Severability...........................................................   44
   9.7  Counterparts and Signature.............................................   44
   9.8  Interpretation.........................................................   44
   9.9  Governing Law..........................................................   44
   9.10 Remedies...............................................................   44
   9.11 Waiver of Jury Trial...................................................   45

                                                                   Exhibit 10.20
                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 15, 2000, is by and among Sonic Foundry, Inc., a Maryland corporation (the "Buyer"); New Sonic, Inc., a Maryland corporation (sometimes "New Sonic" and sometimes the "Surviving Corporation"), which is a wholly-owned subsidiary of Buyer; and STV Communications, Inc., a Delaware corporation (the "Company"). New Sonic and the Company are sometimes referred to as the "Constituent Corporations."

     WHEREAS, the Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and its respective stockholders that the Buyer and the Company combine in order to advance the long-term business interests of the Buyer and the Company;

     WHEREAS, the combination of the Buyer and the Company shall be effected by the terms of this Agreement through a merger of the Company into New Sonic, as a result of which the outstanding shares of capital stock of the Company shall be exchanged for shares of Buyer Common Stock (as defined below) (the "Merger");

     WHEREAS, as a condition and inducement to Buyer's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement,
(i) certain stockholders of the Company, consisting of Jan Brzeski, Jeffrey Gerst, David Fife, and Fife Waterfield, are entering into a Stock Restriction and Registration Agreement dated as of the date of this Agreement in the form attached hereto as Exhibit A (the "Stock Restriction and Registration Agreement"), pursuant to which (a) such stockholders have agreed, among other things, to restrict from resale their shares of Buyer Common Stock received in the Merger, for a specified period of time, and (b) the Company has agreed to register such shares of Buyer Common Stock, all as set forth therein; and (ii) such stockholders are also entering into a Voting and Option Agreement in the form attached hereto as Exhibit B (the "Voting and Option Agreement"), pursuant to which, among other things, (a) such stockholders (x) agree to vote their shares of Company Capital Stock in favor of the Merger and the consummation of the transactions contemplated thereby and (y) agree to grant to the Buyer an option to purchase their shares of Company Capital Stock (as defined below) upon the occurrence of certain events, and (b) the Buyer and certain shareholders of the Buyer agree to cause a designee of the Company to be appointed to the Buyer's Board of Directors.

     WHEREAS, it is intended that the Merger shall qualify as a "reorganization," within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that each of the Buyer, New Sonic and the Company will be a "party to a reorganization," within the meaning of Section 368(b) of the Code, with respect to the Merger; and

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Buyer, New Sonic and the Company agree as follows:

                                   ARTICLE I
                                  The Merger

1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing (as defined in Section 1.2), the Buyer shall prepare, and on the Closing Date (as defined in Section 1.2) the Buyer shall cause to be filed (a) with the Secretary of State of the State of Delaware, a certificate of merger (the "Certificate of Merger") executed by the Surviving Corporation and (b) with the State Department of Assessments and Taxation of the State of Maryland, Articles of Merger executed by the Company and the Surviving Corporation.

     The Merger shall become effective upon the filings of the Certificate of Merger and Articles of Merger as set forth above or at such later time within 30 calendar days after the filing with the State of Maryland as is agreed to by the Buyer and the Company in writing (the "Effective Time").

1.2 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., Central time, on a date to be specified by the Buyer and the Company (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in
     Article VII (other than delivery of items to be delivered at the Closing), at the offices of McBreen & Kopko, 20 North Wacker Drive, #2520, Chicago, Illinois 60606, unless another date, place or time is agreed to in writing by the Buyer and the Company.

1.3 Effects of the Merger. At the Effective Time (i) the separate existence of the Company shall cease and the Company shall be merged with and into New Sonic, (ii) the Articles of Incorporation of New Sonic shall be amended so that Article [Second] (which sets forth the name of the Surviving Corporation) shall read in its entirety as "The name of the corporation [(hereinafter called the "Corporation")] is "STV Communications, Inc.", and
     (iii) the Articles of Incorporation of New Sonic as so amended and the Bylaws, respectively, of New Sonic in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, subject to the right of the directors and the stockholders of the Surviving Corporation to amend such documents in accordance with their terms and the General Corporation Law of Maryland.

1.4 Directors and Officers. The directors and officers of New Sonic immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

                                  ARTICLE II
                           Conversion of Securities

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Surviving
     Corporation:

     (a) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common Company Capital Stock (as defined below) that are owned by the Company as treasury stock or by any wholly owned Subsidiary (as defined in Section 3.1) of the Company and any shares of Company Capital Stock owned by the Buyer, the Surviving Corporation or any other wholly owned Subsidiary of the Buyer shall be cancelled and retired and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor. For purposes of this Agreement, "Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which directly or indirectly at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Entity (as hereinafter defined).

     (b) Exchange Ratio for Company Capital Stock. Subject to Section 2.2, each share of Company Capital Stock (other than shares to be cancelled in accordance with Section 2.1(a)) issued and outstanding immediately before the Effective Time, and all rights in respect thereof, shall be automatically converted into
0.1327 shares (the "Exchange Ratio") of common stock, $.01 par value per share, of the Buyer ("Buyer Common Stock"). As of the Effective Time, all such shares of Company Capital Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Common Stock and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest.

     (c) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

     (d) Unvested Stock. At the Effective Time, any unvested shares of Company Capital Stock awarded to employees, directors or consultants pursuant to any of the Company's plans or arrangements and outstanding immediately prior to the Effective Time shall be assumed by the Buyer and converted to unvested shares of Buyer Common Stock in accordance with the Exchange Ratio and shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time, except to the extent by their terms such unvested shares of Company Capital Stock vest at the Effective Time and copies of the relevant agreements governing such vesting had been provided to Buyer. All outstanding rights which the Company may hold immediately prior to the Effective Time to repurchase unvested shares of Company Capital Stock shall be assigned to and assumed by the Buyer in the Merger and shall thereafter be exercisable by the Buyer upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be adjusted to reflect the Exchange Ratio.

     (e) Treatment of Company Options and Company Warrants. Outstanding Company Options and Company Warrants (in each case as defined in Section 3.2(b)) shall be treated following the Effective Time in the manner set forth in Section 6.9.

2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Capital Stock for Buyer Common Stock pursuant to the Merger are as follows:

     (a) Exchange Agent. As of the Effective Time, at the Buyer's discretion, either the Buyer shall deliver to the stockholders of the Company or deposit with a bank or trust company designated by the Buyer (the "Exchange Agent"), for the benefit of the holders of shares of the Company Capital Stock, for exchange in accordance with this Section 2.2, (i) certificates representing the shares of Buyer Common Stock (such shares of Buyer Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of the Company Capital Stock, (ii) cash in an amount sufficient to make payments required pursuant to Section 2.2(e), and (iii) any dividends or distributions to which holders of Certificates (as defined below) may be entitled pursuant to Section 2.2(c).

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, but in no event more than five (5) business days thereafter, the Buyer (or the Exchange Agent) shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of the Company Capital Stock (the "Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of Buyer Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Buyer (or the Exchange Agent) and shall be in such form and have such other provisions as the Buyer may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Buyer Common Stock (plus cash in lieu of fractional shares, if any, of Buyer Common Stock and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Buyer (or the Exchange Agent or to such other agent or agents as may be appointed by the Buyer), together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Buyer or its agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Buyer Common Stock which such holder has the right to receive pursuant to the provisions of this Article II plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions pursuant to Section 2.2(c), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Capital Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Buyer Common Stock plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions pursuant to Section 2.2(c) may be issued and paid to a person other than the person in whose name the Certificate so surrender is registered, if such Certificate is presented to the Buyer (or its agent), accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Buyer Common Stock plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions pursuant to Section 2.2(c) as contemplated by this Section 2.2.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, (i) certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (ii) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Buyer Common Stock, and (iii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Buyer Common Stock.

     (d) No Further Ownership Rights in Company Capital Stock. All shares of Buyer Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or other distributions paid pursuant to Sections 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this
          Article II.

     (e) No Fractional Shares. No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of the Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Company Capital Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by $61.50.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Capital Stock for 180 days after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Capital Stock who has not previously complied with this Section 2.2 shall thereafter look only to the Buyer for payment of its claim for Buyer Common Stock, any cash in lieu of fractional shares of Buyer Common Stock and any dividends or distributions with respect to Buyer Common Stock.


     (g) No Liability. To the extent permitted by applicable law, none of the Buyer, the Surviving Corporation, the Company or the Exchange Agent shall be liable to any holder of shares of Company Capital Stock or Buyer Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any shares of Buyer Common Stock, and any cash payable to the holder of such Certificate pursuant to this Article II or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(c)), any such shares of Buyer Common Stock or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof pursuant to this Agreement.


          2.3 Dissenters' Rights. Any shares held by a holder of Company Capital Stock who shall have taken the necessary steps to seek appraisal of and to demand payment for such shares of Common Stock pursuant to the dissenter's rights provisions of applicable law and regulations (each such holder a "Dissenting Stockholder," and the shares subject to such demand the "Dissenting
 ----------------------                                              ----------
Shares") shall not be converted into the right to receive Buyer Common Stock at
------
or after the Effective Time unless and until the Dissenting Stockholder withdraws his or her demand for such appraisal and payment with the consent of the Buyer or the Company, if such consent is required, or becomes ineligible for such appraisal and payment. If a holder of Dissenting Shares shall withdraw in writing his or her demand for such appraisal and payment with the consent of the Buyer or the Company, if such consent is required, or shall become ineligible for such appraisal and payment (through failure to comply with the requirements of applicable law therefor or otherwise), then, as of the later of the Effective Time or the occurrence of such event, such holder's Dissenting Shares shall be automatically converted into and represent the right to receive Buyer Common Stock in accordance with this Section 2.2(i) (without interest thereon). The Company shall give the Buyer prompt notice of any demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to applicable law or regulations that are received by the Company or its representatives. The Company shall not voluntarily make any payment with respect to any such demands for appraisal and shall not, except with the prior written consent of the Buyer, settle or offer to settle any such demands. Each holder of Dissenting Shares shall have only such rights and remedies as are granted to such holder under the provisions of applicable law and regulations. Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except any such dividends or other distributions as may have been payable to the stockholders of the Buyer of record prior to the Effective Time).

                                  ARTICLE III
                 Representations and Warranties of The Company

     The Company represents and warrants to the Buyer and New Sonic that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure letter delivered by the Company to the Buyer on or before the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

     3.1  Organization, Standing and Power.

          (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect. "Company Material Adverse Effect" shall mean a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company taken as a whole or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement, excluding any material adverse effect (a) arising or resulting, directly or indirectly, from general industry, economic or stock market conditions, (b) caused by the public announcement of, and the response or reaction of current or prospective customers, vendors, licensors, investors or employees of such entity or group of entities to, this Agreement or any of the transactions contemplated by this Agreement or (c) as otherwise specifically provided in Section 3.1(a) of the Company Disclosure Schedule.

          (b) Except as set forth herein or in the Company Disclosure Schedule, the Company does not directly or indirectly own any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporat ed or unincorporated.

     3.2  Capitalization.

          (a) The authorized capital stock of the Company consists twelve million (12,000,000) shares of common stock of the Company, $.001 par value per share ("Company Common Stock"), and eight million (8,000,000) shares of preferred stock, $.001 par value per share ("Company Preferred Stock"). (The Company Common Stock and the Company Preferred Stock shall be referred to collectively herein as the "Company Capital Stock".) As of the close of business on the date of this Agreement: (i) 3,000,932 shares of Company Common Stock were issued and outstanding; (ii) 4,938,394 shares of Company Preferred Stock were issued and outstanding, of which 200,000 shares were comprised of Series A Preferred Stock, 368,000 shares were comprised of Series B Preferred Stock, 1,462,400 shares were comprised of Series C Preferred Stock, 699,994 shares were comprised of Series D Preferred Stock, and 2,208,000 shares were comprised of Series E Preferred Stock; and
               (iii) no shares of Company Capital Stock were held in the treasury of the Company.

          (b) Section 3.2(b) of Company Disclosure Schedule lists the number of shares of Company Capital Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date of this Agreement and the plans under which such options were granted (collectively, the "Company Stock Plans") and sets forth a complete and accurate list of all holders of outstanding options to purchase shares of Company Capital Stock (such outstanding options, the "Company Stock Options"), indicating the number of shares of Company Capital Stock subject to each Company Stock Option, and the exercise price, the date of grant, vesting schedule and the expiration date thereof. Section 3.2 of the Company Disclosure Schedule shows the number of shares of Company Capital Stock reserved for future issuance pursuant to warrants or other outstanding rights to purchase shares of Company Capital Stock outstanding as of the date of this Agreement (such outstanding warrants or other rights, the "Company Warrants") and the agreement or other document under which such Company Warrants were granted and sets forth a complete and accurate list of all holders of Company Warrants indicating the number and type of shares of Company Capital Stock subject to each Company Warrant, and the exercise price, the date of grant and the expiration date thereof. Except (x) as set forth in this Section 3.2, and (y) as reserved for future grants under Company Stock Plans, (i) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company is a party or by which the Company is bound obligating the Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of capital stock of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares, or obligating the Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have issued and outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. To the knowledge of the Company, other than the Stock Restriction and Registration Agreement, there are no agreements or understandings with respect to the voting

               (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock of the Company.

          (c) All outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company's Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of the Company Capital Stock or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in the Company or any other entity. All of the outstanding shares of capital stock of, or other equity interest in, each of the Company's Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all Liens and free and clear of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares or other equity interests). For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     3.3  Authority; No Conflict; Required Filings and Consents.

          (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, except for the favorable vote of the Merger by the requisite number of the Company's stockholders under the DGCL. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

          (b) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i), (ii) and (iii)of
               Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

          (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated by this Agreement, except for (i) if required, the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws.

          (d) Once the Company Voting Proposal (as defined below) shall have been approved and adopted at the Company Meeting, at which a quorum is present, by the affirmative vote of the holders of a majority of the shares of (i) the Company Common Stock, (ii) each class of Preferred Stock, and (iii) a majority of the issued and outstanding shares of capital stock, voting as a single class, in each case outstanding on the record date for the Company Meeting, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or the transactions contemplated hereby. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

     3.4 Financial Statements. Each of the financial statements (the "Financial Statements") set forth in the Company Disclosure Schedule were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly present in all material respects (subject in the case of unaudited statements to normal, recurring audit adjustments) the financial position of the Company and its Subsidiaries as of the respective dates and the consolidated results of its operations and cash flows for the periods indicated.

     3.5 No Undisclosed Liabilities. Except as disclosed in the Company Disclosure Schedule, and except for normal or recurring liabilities incurred since the date of the Company balance sheet dated December 31, 1999 (the "Company Balance Sheet") in the ordinary course of business consistent with past practices, the Company and the Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

     3.6 Conduct of the Business. Except as disclosed in the Company Disclosure Schedule, since the date of the Company Balance Sheet set forth therein, the Company and the Subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any event, change or development in the business, properties, financial condition, results of operations or prospects of the Company or its Subsidiaries, which, has had, or is reasonably likely to have, a Company Material Adverse Effect; or (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to the Company or any of its Subsidiaries which, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect; or (iii) any other action or event that would have required the consent of the Buyer pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

     3.7  Taxes.

     (a) Each of the Company and its Subsidiaries has filed all Tax Returns (as defined below) that it was required to file. The Company and each of its Subsidiaries has paid on a timely basis all Taxes (as defined below) that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company for Tax periods through the date of the Company Balance Sheet do not materially exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles. All Taxes that the Company and each of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, (i) "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

     (b) The Company has made available to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company and each of its Subsidiaries since inception. The Company has made available to the Buyer correct and complete copies of all other Tax Returns of the Company and each of its Subsidiaries together with all related examination reports and statements of deficiency for all periods from and after January 1, 1997. No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened. The Company has not been informed by any Governmental Entity that the Governmental Entity believes that the Company or any Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor any

        Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

3.8  Owned and Leased Real Properties.

    (a) The Company and each Subsidiary do not own and have never owned any real property.

    (b) The Company has provided to the Buyer a complete and accurate list of all real property currently leased by the Company and each Subsidiary (collectively "Company Leases") and the location of the premises. Neither the Company nor any Subsidiary is in default under any of the Company Leases. Each of the Company Leases is in full force and effect and will not cease to be in full force and effect as a result of the transactions contemplated by this Agreement.

3.9  Intellectual Property.

    (a) The Company, including its Subsidiaries, exclusively owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, domain names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, domain names, service marks and copyrights, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used or necessary to conduct the business of the Company and each of its Subsidiaries as currently conducted (the "Company Intellectual Property Rights"), except where the failure to so own, be so licensed or otherwise so possess would not result in a Company Material Adverse Effect.

    (b) The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any material license, sublicense or other agreement relating to the Company Intellectual Property Rights, or any license, sublicense and other agreement as to which the Company is a party and pursuant to which the Company or any Subsidiary is authorized to use any third party patents, trademarks, copyrights or trade secrets (the "Company Third Party Intellectual Property Rights"), including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold by or expected to be sold by the Company or any Subsidiary.

    (c) The Company has applied for a provisional patent, but has no registered patents, and the Company has no registered copyrights. All registered trademarks and service marks which are held by the Company or any Subsidiary and which are material to the business of the Company or any Subsidiary are valid and subsisting. The Company and each Subsidiary has taken reasonable measures to protect the proprietary nature of the Company Intellectual Property Rights that are material to the business of the Company and its Subsidiaries and to maintain in confidence all trade secrets and confidential information owned or used by the Company and its Subsidiaries and that are material to the business of the Company and its Subsidiaries. To the knowledge of the executive officers of the Company, after reasonable inquiry, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property Rights. None of the activities or business previously or currently conducted by the Company or its Subsidiaries infringes, violates or constitutes a misappropriation of, any patents, trademarks, trade names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, service marks and copyrights, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material of any other person or entity, except where such infringement, violation or misappropriation would not result in a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received any written complaint, claim or notice alleging any such infringement, violation or misappropriation. Neither Jan Brzeski, Jeffrey Gerst, David Fife, Fife Waterfield, nor Carl Hebeler has received (whether in writing or orally), nor has actual knowledge of, any complaint, claim or notice alleging any such infringement, violation or misappropriation.

3.10    Agreements, Contracts and Commitments.

   (a) There are no contracts or agreements that are material contracts with respect to the Company or any Subsidiary (the "Company Material Contracts"), other than the Company Material Contracts identified in the Company Disclosure Schedule. Each Company Material Contract has not been terminated or expired by its terms and is in full force and effect. Neither the Company nor any Subsidiary is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a Company Material Adverse Effect.

   (b) Section 3.10(b) of the Company Disclosure Schedule sets forth a complete list of each contract or agreement to which the Company and each Subsidiary is a party or bound with any Affiliate of the Company. The term "Affiliate" means any entity controlling, controlled by, or under common control with any other entity.

            (c) Neither the Company nor any Subsidiary is a party to any agreement that expressly limits the ability of the Company or such Subsidiary to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect after giving effect to the Merger.

3.11 Litigation. Except as disclosed in the Company Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting (other than those affecting the Company or any Subsidiary to which the Company or any such Subsidiary is not a party, but which may have an effect on the industry in which the Company is engaged) the Company or any Subsidiary which, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect. There are no judgments, orders or decrees outstanding against the Company or any Subsidiary.

3.12  Environmental Matters.

   (a) Except as disclosed in the Company Disclosure Schedule and except for such matters which, individually or in the aggregate, have not had, and are not reasonably likely to have a Company Material Adverse Effect:
      (i)(A) the Company and each Subsidiary has complied with, and is not in violation of, any applicable Environmental Laws (as defined in Section 3.12(b)); (B) neither the Company nor any Subsidiary has received any notice, demand, letter, claim or request for information from any Governmental Entity alleging that the Company or such Subsidiary may be in violation of, liable under or have obligations under any Environmental Law; (C) neither the Company nor any Subsidiary is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (D) there are no circumstances or conditions involving the Company or any Subsidiary that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of the Company pursuant to any Environmental Law; and (ii) to the actual knowledge of Jan Brzeski, Jeffrey Gerst, David Fife, Fife Waterfield, and Carl Hebeler, (A) the properties currently owned or operated by the Company and each Subsidiary (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in Section 3.12(c)); (B) the properties formerly owned or operated by the Company and each Subsidiary were not contaminated with Hazardous Substances prior to or during the period of ownership or operation by the Company or such Subsidiary; (C) neither the Company nor any Subsidiary is subject to liability for any Hazardous Substance disposal or contamination on the property of any third party; and (D) neither the Company nor any Subsidiary has released any Hazardous Substance to the environment.

   (b) For purposes of this Agreement, "Environmental Law" means any law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement of any jurisdiction relating to: (A) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

   (c) For purposes of this Agreement, "Hazardous Substance" means any substance that is: (A) listed, classified, regulated or which falls within the definition of a "hazardous substance" or "hazardous material" pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

   (d) The Company Disclosure Schedule sets forth a complete and accurate list of all documents (whether in hard copy or in electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any Subsidiary (whether conducted by or on behalf of the Company or such Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company or a Subsidiary has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

3.13   Employee Benefit Plans.

    (a) The Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company, or any ERISA Affiliate (as defined below) (together, the "Company Employee Plans"). For purposes of this Agreement, the following terms shall have the following meanings: (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other material written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation; (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; and (iii) "ERISA Affiliate" means any entity which is or at any applicable time was a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

    (b) With respect to each Company Employee Plan, the Company has furnished to the Buyer, a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500) filed with the IRS (if applicable) and (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan.

    (c) Each Company Employee Plan has been administered in all material respects in accordance with its terms and each of the Company, and their ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan and has made all required contributions thereto (or reserved for such contributions on the Company Balance Sheet). With respect to the Company Employee Plans, no event has occurred, and to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any liability under ERISA, the Code or any other applicable law which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

   (d) With respect to the Company Employee Plans, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of the Company.

   (e) All the Company Benefit Plans that are intended to be qualified under
       Section 401(a) of the Code have received determination letters from the Internal Revenue Service, or were adopted using a prototype plan of a sponsor as to which the sponsor obtained a determination letter from the Internal Revenue Service, to the effect that such Company Benefit Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

   (f) Neither the Company nor any ERISA Affiliate has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). No Company Benefit Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of
       Section 501(c)(9) of the Code.

   (g) Except with respect to benefits already accrued, each Company Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof and no Company Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Benefit Plan.

   (h) Except as disclosed in the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; or (iii) agreement or plan binding the Company or any Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

3.14 Compliance With Laws. The Company and each Subsidiary has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations which, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect.

3.15 Permits. The Company and each Subsidiary has all permits, licenses and franchises from Governmental Entities required to conduct its business as now being conducted or as presently contemplated to be conducted (the "Company Permits"), except for such permits, licenses and franchises the absence of which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a Company Material Adverse Effect. The Company and each Subsidiary is in compliance, in all material respects, with the terms of the Company Permits.

3.16 Labor Matters. Neither the Company nor any Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any Subsidiary is the subject of any proceeding asserting that the Company or such Subsidiary has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any Subsidiary.

3.17 Insurance. The Company and each Subsidiary maintains those certain insurance policies (the "Insurance Policies") listed on the Disclosure Schedule. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and each Subsidiary has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.

3.18 Business Activity Restrictions. There is no non-competition or other similar agreement, commitment, judgment, injunction, order to create to which the Company or any Subsidiary is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business by the Company or any Subsidiary in any material respect. Neither the Company nor any Subsidiary has entered into any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

3.19 Year 2000 Compliance.

  (a) The Company has conducted "year 2000" audits with respect to (i) all of the Company's internal systems used in the business or operations of the Company, including, without limitation, computer hardware systems, software applications, firmware, equipment firmware and other embedded systems, and
     (ii) the software, hardware, firmware and other technology which constitute part of the products and services marketed or sold by the Company or licensed by the Company to third parties.

  (b) All of (i) the Company's material internal systems used in the business or operations of the Company, including, without limitation, computer hardware systems, software applications, firmware, equipment containing embedded microchips and other embedded systems, and (ii) the software, hardware, firmware and other technology which constitute a material part of the products and services marketed or sold by the Company or licensed by the Company to third parties are Year 2000 Compliant in all material respects.

  (c) The Company has no knowledge of any failure to be Year 2000 Compliant of any material third-party system used in connection with the business or operations of the Company.

  (d) For purposes of this Agreement, "Year 2000 Compliant" means that the applicable system or item:

     (i) will accurately receive, record, store, provide, recognize and process all date and time data from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years;

     (ii) will accurately perform all date-dependent calculations and operations (including, without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years; and

     (iii) will not malfunction, cease to function or provide invalid or incorrect results as a result of (x) the change of years from 1999 to 2000 or from 2000 to 2001, (y) date data, including date data which represents or references different centuries, different dates during 1999 and 2000, or more than one century or (z) the occurrence of any particular date;

     in each case without human intervention, other than original data entry; provided, in each case, that all applications, hardware and other systems used in conjunction with such system or item which are not owned or licensed by the Company correctly exchange date data with or provide data to such system or item.

(e) The Company has not provided any guarantee or warranty for any product sold or licensed, or service provided, by the Company to the effect that such product or service (i) complies with or accounts for the fact of the arrival of the year 2000, (ii) will not be adversely affected with respect to functionality, interoperability, performance or volume capacity (including, without limitation, the processing and reporting of data) by virtue of the arrival of the year 2000 or (iii) is otherwise Year 2000 Compliant.

3.20 Assets. The Company and each Subsidiary owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. All of such tangible assets which are owned, are owned free and clear of all mortgages, security interest, pledges, liens and encumbrances ("Liens") except for (i) Liens which are disclosed in the Company Disclosure Schedule, (ii) other Liens which, individually and in the aggregate, do not materially interfere with the ability of the Company and each Subsidiary to conduct their business as currently conducted and as presently proposed to be conducted and have not resulted in, and are not reasonably likely to result in, a Company Material Adverse Effect. The tangible assets of the Company and each Subsidiary have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purpose for which they are presently used.

3.21 Customers. No customer of the Company that represented 5% or more of the Company's consolidated revenues in the fiscal year ended December 31, 1999 has notified the Company in writing that it will stop, or decrease the rate of, buying products or services from the Company. Neither Jan Brzeski, Jeffrey Gerst, David Fife, Fife Waterfield, nor Carl Hebeler have received in writing or orally, nor has actual knowledge of, any notice that a customer of the Company will stop, or decrease the rate of, buying products or services from the Company.

3.22 Accounts Receivable. All material accounts receivable of the Company reflected on the Company Balance Sheet are valid receivables, arose from bona fide sales of goods and services in the ordinary course of business, and are not subject to any setoffs or counterclaims.

3.23 No Existing Discussions. As of the date of this Agreement, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.1).

3.24 The Board of Directors believes that the Exchange Ratio is fair to the holders of the Company Capital Stock from a financial point of view.

3.25 Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

3.26 Takeover Statutes. To the best of the Company's knowledge, no "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each, a Takeover Statute") applicable to the Company or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated herein.

      3.27 Non-Recourse Debt and Obligations. Neither the Company nor any Subsidiary has any guarantees, keep well arrangements nor any liabilities with respect to the indebtedness of the Company, and, except as provided therein, has no continuing financial or commercial obligations to such entities, including with respect to the support or funding of such entities.

                                  ARTICLE IV
                Representations And Warranties Of The Buyer And
                                   New Sonic

      The Buyer and New Sonic jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure letter delivered by the Buyer to the Company on or before the date of this Agreement (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this
Article IV only to the extent that it is reasonably apparent from a reading of such document that it also qualifies or applies to such other paragraphs.

  4.1 Organization, Standing and Power. Each of the Buyer and
New Sonic is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Buyer or to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement, excluding any material adverse effect (a) arising or resulting, directly or indirectly, from general industry, economic or stock market conditions, (b) demonstrably shown to have been proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of such entity or group of entities to, this Agreement or any of the transactions contemplated by this Agreement or (c) as otherwise specifically provided in Section 4.1 of the Buyer Disclosure Schedule (a "Buyer Material Adverse Effect").

  4.2 Capitalization. The authorized capital stock of the Buyer consists of 20,000,000 shares of Buyer Common Stock, $.01 par value per share, 10,000,000 shares of Series B 5% cumulative convertible preferred stock, $.01 par value per share ("Series B Preferred Stock"), and 5,000,000 shares of unclassified preferred stock, $.01 par value per share, of which at the close of business on March 13, 2000, there were issued and outstanding 9,478,098 shares of Common Stock and no shares of Series B Preferred Stock or other preferred stock. All outstanding shares of Buyer Common Stock have been duly authorized, validly issued, fully paid and nonassessable. All of the shares of Buyer

     Common Stock issuable in connection with the Merger, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

  4.3 Authority; No Conflict; Required Filings and Consents.

     (a) Each of the Buyer and New Sonic has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and New Sonic have been duly authorized by all necessary corporate action on the part of each of the Buyer and New Sonic (including the approval of the Merger by the Buyer as the sole stockholder of New Sonic). This Agreement has been duly executed and delivered by each of the Buyer and New Sonic and constitutes the valid and binding obligation of each of the Buyer and New Sonic, enforceable in accordance with its terms.

     (b) The execution and delivery of this Agreement by each of the Buyer and New Sonic does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or By-laws of the Buyer or New Sonic, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Buyer or New Sonic is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i),
         (ii), (iii), (iv), (v) and (vi) of Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer, or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations which, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

     (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement by the Buyer or New Sonic or the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger set forth in
         Section 1.1 of Article I. with the Secretary of State of the State of Delaware, (ii) the filing of the Articles of Merger with the State Department of Assessments and Taxation of the State of Maryland, (iii) the filings of such reports or schedules under Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and (v) the filing with the American Stock Exchange of a Notification

               Form for Listing of Additional Shares with respect to the Buyer Common Stock issuable in connection with the Merger.

     4.4  SEC Filings; Financial Statements.

          (a) The Buyer has filed and made available to the Company all forms, reports and other documents required to be filed by the Buyer with the SEC since January 1, 1998. All such required forms, reports and other documents (including those that the Buyer may file after the date hereof until the Closing) are referred to herein as the "Buyer SEC Reports." The Buyer SEC Reports (i) were or will be filed on a timely basis, (ii) were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Buyer SEC Reports (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto,
               (ii) were or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the financial position of the Buyer as of the dates and the results of its operations and cash flows for the periods indicated, consistent with the books and records of the Buyer, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited balance sheet of the Buyer as of December 31, 1999 is referred to herein as the "Buyer Balance Sheet."

     4.5 Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement, since the date of the Buyer Balance Sheet, there has not been any event, change or development in the business, properties, financial condition, results of operations or prospects of the Buyer, which has had, or is reasonably likely to have, a Buyer Material Adverse Effect.

     4.6 Litigation. Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer, which has had, or is reasonably likely to have, a Buyer Material Adverse Effect. There are no judgments, orders or decrees outstanding against the Buyer.

     4.7 No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Century Capital, whose fees and expenses will be paid by the Buyer or New Sonic.

                                   ARTICLE V
                              Conduct Of Business

     5.1  Covenants of the Company. Except as expressly provided herein or in
          Section 5.1 of the Company Disclosure Schedule, or as consented to in writing by the Buyer, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company and its Subsidiaries shall act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), and use reasonable efforts, consistent with past practices, to maintain and preserve its business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, suppliers, distributors and others having business dealings with it for the purpose of not having its goodwill and ongoing business materially impaired at the Effective Time. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, neither the Company nor any Subsidiary shall, directly or indirectly, do any of the following without the prior written consent of the Buyer:

          (a) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution of shares of its capital stock; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except for repurchases of unvested shares at cost upon termination of employment or services);

          (b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than (i) the issuance of shares of Company Capital Stock upon the exercise of Company Options or Company Warrants outstanding on the date of this Agreement in accordance with their present terms and, (ii) provided the Buyer does not disapprove within two business days the written request of the Company, the granting to up to five employees not more than 20,000 new options each ("Permitted New Options"));

          (c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

          (d) acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or
               (B) any assets that are material, in the aggregate, to the Company, except purchases of inventory in the ordinary course of business consistent with past practice;

          (e) except in the ordinary course of business consistent with past practice, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company;

          (f) whether or not in the ordinary course of business or consistent with past practice, sell or dispose of any assets material to the Company (including any accounts, leases, contracts or intellectual property, but excluding the sale of products and services in the ordinary course of business consistent with past practice);

          (g)  adopt or implement any stockholder rights plan;

          (h) except as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company;

          (i) (A) other than indebtedness to fund expenditures permitted by subsection (j) below, incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of December 31, 1999 as reflected on the Company Balance Sheet or guarantee any such indebtedness of another person, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (C) make any loans, advances (other than routine advances to employees of the company in the ordinary course of business consistent with past practice) or capital contributions to, or investment in, any other person;

          (j) make any capital expenditures or expenditures in excess of $150,000 in the aggregate for the Company;

          (k) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in generally accepted accounting principles or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

          (l) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company dated December 31, 1999 or incurred thereafter in the ordinary course of business consistent with past practice, or
               (B) waive any material benefits of any confidentiality, standstill or similar agreements to which the Company is a party;

          (m) modify, amend or terminate any material contract or agreement to which the Company is a party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company);

          (n) (A) except in the ordinary course of business consistent with past practice enter into any material contract or agreement or
               (B) license any material intellectual property rights to or from any third party;

          (o) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or key employee, (C) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (D) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), or (F) take any action other than in the ordinary course of business consistent with past practice to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan, except for the grant of Permitted Options;

          (p) make or rescind any material Tax election, settle or compromise any material Tax liability or amend any Tax return in any material respect;

          (q) initiate, compromise or settle any material litigation or arbitration proceeding;

          (r)  close any facility or office;

          (s) invest funds in debt securities or other instruments maturing more than 90 days after the date of investment;

          (t) fail to pay accounts payable and other obligations in the ordinary course of business consistent with past practice; or

          (u) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would make any representation or warranty in Article III untrue or incorrect in any material respect, or would materially impair or prevent the occurrence of any conditions Article VII hereof.

     5.2 Cooperation. Subject to compliance with applicable law, from and after the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall make its officers available to confer on a regular and frequent basis with one or more representatives of the Buyer to report on the general status of ongoing operations and shall promptly provide the Buyer or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby.

     5.3 Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a Mutual Confidentiality Agreement dated February 28, 2000 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, except as expressly modified herein.

                                  ARTICLE VI
                             Additional Agreements

     6.1  No Solicitation.

          (a) From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock (excluding sales pursuant to existing Company Stock Options, the Company Warrants and grants and exercises of Permitted New Options) or similar transaction involving the Company, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or
               (iii) agree to or recommend any Acquisition Proposal.

          (b) The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore of the nature described in Section 6.1(a) and will use reasonable efforts to obtain the return of any confidential information furnished to any such parties.

          (c) The Company shall notify the Buyer immediately (but in any event, within 24 hours) after receipt by the Company (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

          (d) Nothing in this Section 6.1 shall (i) permit the Company to terminate this Agreement (except as specifically provided in Section 8.1 hereof), (ii) permit the Company to enter into any agreement with respect to an Acquisition Proposal during the term of this

          Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal) or
          (iii) affect any other obligation of the Company under this Agreement.

     6.2 Access to Information. The Company shall afford to the Buyer's officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. Unless otherwise required by law, the Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     6.3 Stockholders Meeting. The Company, acting through its Board of Directors, shall, subject to and according to applicable law and its Certificate of Incorporation and By-laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date hereof a meeting of the stockholders of the Company (the "Company Meeting") for the purpose of voting to approve and adopt this Agreement and the Merger (the "Company Voting Proposal"). The Board of Directors of the Company shall (i) recommend approval and adoption of the Company Voting Proposal by the stockholders of the Company and (ii) take all action that is both reasonable and lawful to solicit and obtain such approval.

     6.4 Stockholder and Employee Agreements. Jan Brzeski, Jeffrey Gerst, David Fife, and Fife Waterfield have each executed and delivered the Stock Restriction and Registration Agreement and the Voting and Option Agreement to the Buyer concurrently with the signing of this Agreement.

     6.5  Legal Conditions to the Merger.

          (a) Subject to the terms hereof, the Company and the Buyer shall each use its reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.

          (b) Subject to the terms hereof, the Buyer and the Company agree, to cooperate and to use their respective reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. The Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. Notwithstanding anything to the contrary in this Section, the Buyer shall not be required to (i) divest any of its business, product line or assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a material adverse effect on the Buyer or on the Buyer combined with the Company after the Effective Time or (ii) take any action under this Section if the United States Department of Justice or the United States Federal Trade Commission formally authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

          (c) Each of the Company and the Buyer shall give any notices to third parties, and use its reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (C) required to prevent a Company Material Adverse Effect or a Buyer Material Adverse Effect from occurring prior to or after the Effective Time.

     6.6 Public Disclosure. The Buyer and the Company shall issue a joint press release announcing the Merger promptly following the execution of this Agreement and each shall use its reasonable efforts to consult with the other before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to using such efforts, except as may be required by law.

     6.7  Taxes.

          (a) Each of Buyer, New Sonic and the Company shall use its best efforts to cause the Merger to qualify, and has not taken and will not (whether before or after consummation of the Merger) take any actions that could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code and each party shall not take any position to the contrary.

          (b) Following the Merger, Buyer and the Surviving Corporation will comply with the record-keeping and information filing requirements of Section 1.368-3 of the Treasury Regulations.

     6.8 American Stock Exchange Listing. As soon as practicable after the Effective Time, the Buyer (i) shall file for listing on the American Stock Exchange, or on such other securities exchange or national securities association on which the Buyer Common Stock is then listed or quoted, the shares of Buyer Common Stock issued pursuant to Section 2.1(c) and upon exercise of Company Stock Options and Company Warrants assumed pursuant to Section 6.9 and (ii) shall use its best efforts to cause such shares to be listed thereon.

     6.9  Company Stock Plans and the Company Warrants.

          (a) At the Effective Time, each outstanding Company Stock Option, whether vested or unvested, shall be assumed by Buyer and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option immediately prior to the Effective Time (including, if applicable, status as an "incentive stock option" under the
               Code), the same number of shares of Buyer Common Stock as the holder of the Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Company Capital Stock purchasable pursuant to the Company Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of Buyer Common Stock deemed purchasable pursuant to the Company Stock Option in accordance with the foregoing. Continuous employment with Company shall be credited to the optionee for purposes of determining the vesting of all assumed Company Options after the Effective Time.

          (b) As soon as practicable after the Effective Time, the Buyer shall deliver to the participants in the Company Stock Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to the Company Stock Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger).

          (c) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Company Stock Options assumed in accordance with this Section. As soon as practicable after the Effective Time, the Buyer shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of Buyer Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

          (d) The Board of Directors of the Company shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of Company Stock Plans and the instruments evidencing the Company Stock Options, to provide for the conversion of the Company Stock Options into options to acquire Buyer Common Stock in accordance with this Section 6.9.

          (e) At the Effective Time, each outstanding Company Warrant shall be assumed by Buyer and deemed to constitute a warrant to acquire, on the same terms and conditions as where applicable under the Company Warrant immediately prior to the Effective Time, the same number of shares of Buyer Common Stock as the holder of the Company Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such warrant in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (y) the aggregate warrant exercise price for the shares of Company Capital Stock purchasable pursuant to the Company Warrant immediately prior to the Effective Time, divided by (z) the number of full shares of Buyer Common Stock deemed purchasable pursuant to the Company Warrant in accordance with the forgoing.

          (f) Buyer will treat the Company Stock Options and Company Warrants assumed by Buyer in accordance with this Section 6.9 consistently with the Company's treatment thereof for federal income tax purposes.

     6.10 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give the Buyer the opportunity to participate at its expense in the defense or settlement of any stockholder litigation against the Company or its Board of Directors relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the Buyer's prior written consent, which will not be unreasonably withheld or delayed.

     6.11 Indemnification. From and after the Effective Time, the Buyer shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company's obligations to indemnify and hold harmless each present and former director and officer of the Company (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement.

     6.12 Notification of Certain Matters. The Buyer will give prompt notice to the Company, and the Company will give prompt notice to the Buyer, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, or (b) any material failure of the Buyer and the Surviving Corporation or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

     6.13 Employment Agreements; Employees. As soon as practicable after the execution of this Agreement, the Buyer and New Sonic, on the one hand, and Jan Brzeski and Jeff Gerst, on the other hand, shall discuss in good faith and agree upon the terms and conditions of the Employment Agreements which shall be entered into with each such individual (the "Employment Agreements"). The Employment Agreements shall contain mutually agreed terms regarding salary, stock options (which shall vest over time but have accelerated vesting in the event of a "change of control" of the Buyer or a termination by New Sonic or the Buyer without "cause") and other terms and conditions that are equivalent in nature and kind to those of other senior executive officers of the Buyer. Except as otherwise set forth in the Employment Agreements, the Buyer will have no obligation to retain any employee or group of employees of the Company following the Effective Time. As soon as practicable after the execution of this Agreement, the Company and the Buyer shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements so as to provide benefits to Company employees initially upon the Merger which are generally equivalent to those being provided to employees of Company immediately preceding the Effective Time, as well as to determine appropriate termination benefits for Company employees generally and certain members of Company management in particular, in addition to any and all severance, separation, retention and salary continuation plans, programs or arrangements disclosed on the Company Disclosure Schedule. Continuous employment with the Company shall be credited to Company employees who become Buyer employees for all purposes of eligibility and vesting of benefits, but not for purposes of accrual of benefits.

     6.14 Sale or Transfer of Buyer Stock. The Buyer shall register with the Securities and Exchange Commission of all of the shares of Buyer Common Stock issued to the stockholders of the Company as a "shelf offering" in accordance with Rule 415 of the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933 (the "Rules and Regulations"), and the Buyer shall register with the Securities and Exchange Commission on a Form S-8 registration statement all of the shares of Buyer Common Stock issuable upon exercise of Company Stock Options and Company Warrants assumed pursuant to Section 6.9, all pursuant to the Stock Restriction and Registration Agreement; provided, however, that (i) no such shares may be sold prior to such effective registration except in accordance with Rule 144 of the Rules and Regulations or in a sale which the regular legal counsel to the Buyer or another legal counsel acceptable to the Buyer has issued an opinion stating that such sales are exempt from registration under Section 4(1) of the Securities Act of 1933, and
          (ii) that no sale of such shares other than in accordance with the Stock Restriction and Registration Agreement may be made by Jan Brzeski, David Fife, Jeffery Gerst, and Fife Waterfield except as set forth in the Stock Restriction and Registration Agreement. It is a condition of this Agreement that the Merger shall not be made effective until such stockholders of the Company referred to in clause
          (ii) immediately above have executed agreements carrying out the provisions of and in accordance with this Section 6.14.

     6.15 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger, each of Company and Buyer shall take such actions as are necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger and such other transactions.

                                  ARTICLE VII
                             Conditions to Merger

     7.1 Conditions to Each Party's Obligation To Effect the Merger'. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The Company Voting Proposal shall have been approved and adopted at the Company Meeting, at which a quorum is present, by the affirmative vote of the holders of a majority of the shares of (i) the Company Common Stock, (ii) each class of Preferred Stock, and (iii) a majority of the issued and outstanding shares of capital stock, voting as a single class, in each case outstanding on the record date for the Company Meeting.

          (b)  Governmental Approvals. Other than the filings provided for by
               Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect shall have been filed, been obtained or occurred.

          (c) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (each an "Order") or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     7.2 Additional Conditions to Obligations of the Buyer and the New Sonic The obligations of the Buyer and New Sonic to effect the Merger are subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by the Buyer and the Surviving Corporation:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (i) as of the date of this Agreement (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and
               (ii) as of the Closing Date as though made on and as of the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failures to be true and correct (without regard to any materiality, Company Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) Third Party Consents. The Company shall have obtained (i) all consents and approvals of third parties referred to in Section 3.3(b) of the Company Disclosure Schedule and (ii) any other consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

          (d) Dissenter's Rights. Dissenting Stockholders shall have exercised their dissenters rights with respect to no more than fifteen percent (15%) of the outstanding Company Capital Stock.

          (e) Legal Fees. The legal fees and expenses of Morrison & Foerster LLP accrued through the Closing Date shall have been paid by the Company.

          (f) Legal Opinion. The Buyer shall have received the opinion, dated the Closing Date, of Morrison & Foerster LLP covering the matters set forth on Exhibit C attached hereto.

     7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties. The representations and warranties of the Buyer and the New Sonic set forth in this Agreement shall be true and correct (i) as of the date of this Agreement (except to the extent such representations are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) as of the Closing Date as though made on and as of the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement and (z) where the failures to be true and correct (without regard to any materiality, Buyer Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

          (b) Performance of Obligations of the Buyer and New Sonic. The Buyer and New Sonic shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

          (c) Repayment of Unsecured Promissory Notes. The Buyer shall have repaid in full on behalf of the Company the principal amount outstanding on each of those certain Unsecured Promissory Notes listed on Section 3.4 of the Company Disclosure Schedule, and all interest accrued thereon through the Closing Date.

          (d) Legal Opinion. The Company shall have received the opinion, dated the Closing Date, of McBreen & Kopko covering the matters set forth on Exhibit D attached hereto.

                                 ARTICLE VIII
                           Termination and Amendment

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(f), by written notice by the terminating party to the other party):

          (a)  by mutual written consent of the Buyer and the Company; or

          (b) by either the Buyer or the Company if the Merger shall not have been consummated by April 30, 2000 (the "Outside Date") (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date); or

          (c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

          (d) by either the Buyer or the Company if at the Company Meeting (including any adjournment or postponement), the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party seeking termination who at the time is in breach of or has failed to fulfill its obligations under this Agreement); or

          (e) by the Buyer if: (i) the Board of Directors of the Company shall have withdrawn or modified its recommendation of the Company Voting Proposal; (ii) the Board of Directors of the Company fails to reconfirm its recommendations of this Agreement or the Merger within five business days after the Buyer requests in writing that the Board of Directors of the Company do so; (iii) for any reason the Company fails to hold the Company Meeting by the date which is one business day prior to the Outside Date; or (iv) Dissenting Stockholders shall have exercised their dissenters rights with respect to more than fifteen percent (15%) of the outstanding Company Capital Stock; or

          (f) by either the Buyer or the Company, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.2(a) or 7.2(b) (in the case of termination by the Buyer) or Section 7.3(a) or 7.3(b) (in the case of termination by the Company) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the breaching party of written notice of such breach from the other party.

     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Surviving Corporation or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 5.3, 8.3 and Article IX; provided that any such termination shall not relieve any party from liability for any willful breach of this Agreement (which includes without limitation the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made), and Sections 5.3,
          8.3 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

     8.3  Fees and Expenses.

          (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

          (b) The Company shall pay the Buyer up to $100,000 as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of the Buyer's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by the Buyer pursuant to (i)
               Section 8.1(b) as a result of the failure to satisfy the condition set forth in Section 7.2(a) or Section 7.2(b); (ii)
               Section 8.1(d) or 8.1(e); or (iii) Section 8.1(f) as a result of the failure to satisfy the conditions set forth in Sections 7.2(a) or 7.2(b).

          (c) The Company shall pay the Buyer a termination fee of $1,000,000 (the "Termination Fee") upon the earliest to occur of the following events:

                         (i) the termination of this Agreement by the Buyer pursuant to Section 8.1(b) as a result of the failure to satisfy the conditions set forth in Section 7.2(a) or 7.2(b) or 8.1(e); or

                         (ii)  the termination of this Agreement pursuant to
                    Section 8.1(d) or 8.1(e); or

                         (iii) the termination of this Agreement by the Buyer
                    pursuant to Section 8.1(f) after a breach by the Company of this Agreement; or

          (d) The Buyer shall pay the Company up to $100,000 as reimbursement for expenses of the Company actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of the Company's counsel, accountants, and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by the Company pursuant to (i) Section 8.1(b) as a result of the failure to satisfy the condition set forth in Section 7.3(a) or 7.3(b) or
               (ii) Section 8.1(f) as a result of the failure to satisfy the condition set forth in Sections 7.3(a) or 7.3(b).

          (e) The Buyer shall pay the Company a termination fee of $1,000,000 (the "Termination Fee") upon the earliest to occur of the following events:

                         (i) the termination of this Agreement by the Company pursuant to Section 8.1(b) as a result of the failure to satisfy the conditions set forth in Sections 7.3(a) or 7.3(b); or

                         (ii) the termination of this Agreement by the Company pursuant to Section 8.1(f) after a breach by the Buyer of this Agreement.

          (f) The expenses and fees, if applicable, payable pursuant to Section 8.3(b), 8.3(c), 8.3(d), and 8.3(e) shall be paid within one business day after demand therefor following the first to occur of the events giving rise to the payment obligation described in Section 8.3(b), 8.3(c), 8.3(d), or 8.3(e). If one party fails to promptly pay to the other any expense reimbursement or fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus five percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.

     8.4 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE IX
                                 Miscellaneous

     9.1 Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company, the Buyer and the Surviving Corporation contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time.

     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

               (a)  if to the Buyer, to

               Sonic Foundry, Inc.
               754 Williamson Street
               Madison, WI 53703
               Attention: Rimas P. Buinevicius
               Telecopy:  (608) 256-6689

               with a copy to:

               McBreen & Kopko
               20 N. Wacker Drive
               Suite 2520

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

                    Chicago, IL 60606
                    Attention: Frederick H. Kopko
                    Telecopy:  (312) 332-2657

                    (b)  if to the Company, to

                    STV Communications, Inc.
                    2910 Nebraska Avenue
                    Santa Monica, CA 90404
                    Attention: Jan Brzeski
                    Telecopy:  (310) 453-6696

                    with a copy to:

                    Morrison & Foerster LLP
                    555 West Fifth Street, Suite 3500
                    Los Angeles, CA 90013
                    Attention: Derek H. Wilson
                    Telecopy:  (213) 892-5454

Any party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

     9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing), the Stock Restriction and Registration Agreement, the Voting and Option Agreement, and the Confidentiality Agreement constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof. The Letter of Understanding dated February 23, 2000 (including without limitation the Option Agreement attached thereto as Exhibit A), as amended, is hereby terminated and of no further force or effect.

     9.4 No Third Party Beneficiaries. Except as provided in Section 6.13, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

     9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.

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

     9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree hereto that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

     9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

     9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin without giving effect to any choice or conflict of law provision or rule (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Wisconsin.

     9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this

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          Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof this being in addition to any other remedy to which they are entitled at law or in equity.

     9.11 Waiver of Jury Trial. EACH OF THE BUYER, NEW SONIC AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, NEW SONIC OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

                     [THE NEXT PAGE IS THE SIGNATURE PAGE]

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

     IN WITNESS WHEREOF, the Buyer, New Sonic and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                              SONIC FOUNDRY, INC.


                              By: _________________________________
                                  Title:

                              NEW SONIC, INC.


                              By: _________________________
                                  Title:

                              STV COMMUNICATIONS, INC.


                              By: _________________________
                                  Title:

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